Exhibit 99.1

For immediate release

ZONAGEN, INC. RECEIVES FAVORABLE RULING REGARDING REQUEST FOR

REEXAMINATION OF U.S. PATENT NO. 6,391,920

THE WOODLANDS, Texas—(BUSINESS WIRE)—March 7, 2005—The Company announced today that, on February 23, 2005, the United States Patent and Trademark Office (the “USPTO”) issued a second and final rejection of all claims in the reexamination proceedings of U.S. Pat. No. 6,391,920 (the ‘920 patent), which is related to a method of treating testosterone deficiency in men using an anti-estrogen such as clomiphene. The final rejection was issued by a panel of three primary examiners at the USPTO, instead of the single patent examiner charged with regular examination duties.

The owner of the ‘920 patent does not have the option of filing a continuing application or a request for continued examination in response to the final rejection as available during examination of a patent application. However, the owner of the ‘920 patent may respond to the final rejection by April 25, 2005 absent additional petitions and fees, and if that response is also rejected, appeal the decision.

Zonagen currently has six pending patent applications in the United States for Androxal™.

ABOUT ZONAGEN

Zonagen (Nasdaq:ZONA)(PCX:ZONA) is a biopharmaceutical company focused on the development of new drugs to treat hormonal and reproductive system disorders.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to, a successful response or appeal by the holder of the ‘920 patent in the proceedings relating to such patent and other risks, which are identified in the final prospectus relating to Zonagen’s recently completed public offering and in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements.

CONTACT:	Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447

SOURCE:	Zonagen, Inc.